VISION SYSTEMS SPD-SMART NUANCE TOUCHLESS MULTIZONE AIRCRAFT EDW
SELECTED AS A FINALIST IN PRESTIGIOUS 2015 APEX AWARD

Research Frontiers licensee Vision Systems’ innovative electronically dimmable window system to be showcased at the APEX 2015 Expo from September 28 – October 1 in Portland, Oregon.

Woodbury, NY – September 24, 2015. Improving the passenger experience for the flying public has become a critical strategic objective of OEMs, airlines and the industry at large. This is reflected in the vision statement of the Airline Passenger Experience Association (APEX) – “to elevate the passenger experience through our influential community.” Next week at the APEX 2015 Expo, as one of only four finalists selected for the annual APEX “Best Achievement in Technology” award, Research Frontiers licensee Vision Systems will present its unique Nuance Touchless Multizone EDW solution.

Learn more about APEX here.

Vision Systems described this product, in their recent press release, as follows:

“This new solution is the world’s first dimmable aircraft window controlled without any contact between the finger and the window. On the solution featured at APEX Expo, the visitors can set strips from the clear to the dark position, one after the other and from the top down like a Venetian blind, just by approaching their hand near the window and moving it upward or downward, and sideward to set the desired level of opacity.”

We invite you to view this video for a demonstration of Nuance Touchless Multizone.

Vision Systems’ Nuance Touchless Multizone EDW uses Research Frontiers patented SPD-Smart light-control film technology as the foundation that delivers unprecedented benefits to all passengers on board commercial airliners. With touch-free hand gestures – simply moving your hand from side-to-side or upand-down in front of the window, the EDW control options include instantly and precisely selecting the tint level of the entire window, or controlling the amount of light coming through different zones of the window, from top to bottom. The tint of the EDWs can also be centrally controlled by the crew. One of many benefits of this cabin-wide control is that if passengers at windows are sleeping, fellow passengers or flight attendants do not need to wake them in order to darken their window in advance of sunrise.

The comfort and benefits an SPD-Smart EDW system delivers extends to all airline passengers. Cabin-wide control, operated either automatically with photosensors, or manually by the crew, can result in the optimum level of daylight present throughout the cabin at all times. This improves the passenger experience for everyone on board, even those seated in the middle section of a two-aisle widebody aircraft. Benefits for all include greater daylighting, enhanced views, and a more open feeling resulting in greater perceived space. The management and “harvesting” of healthy daylighting instantly transforms the cabin, and synergistically complements other airline cabin systems including interior mood lighting systems and entertainment systems, for an unequalled passenger experience.

In addition to light and glare control for optimum daylighting while maintaining views, an SPD-Smart EDW system further improves the passenger experience for all by managing unwanted outside elements coming through windows. It delivers a cooler cabin due to remarkable heat-rejection properties, and a quieter cabin due to acoustic insulation properties. The functionality is combined with improved cabin aesthetics to enhance the functionality, interior aesthetics and comfort of the passenger cabin.

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" is a trademark of Research Frontiers Inc. "Nuance," “Nuance Touchless,” and “Nuance Touchless Multizone” are trademarks of Vision Systems.

For further information about SPD-Smart technology, please contact:

Michael R. LaPointe
Vice President – Aerospace Products
Research Frontiers Inc.
+1-516-364-1902
info@SmartGlass.com